Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports First Quarter 2014 Results
Growth in Sales, Collected Premiums and Operating Earnings
Continued Strength in Key Capital Ratios

Carmel, Ind., April 28, 2014 - CNO Financial Group, Inc. (NYSE: CNO) today announced first quarter of 2014 operating earnings (1) of $59.9 million, or 27 cents per diluted share compared to $45.6 million, or 19 cents per diluted share, in the first quarter of 2013. CNO reported a net loss for the first quarter of 2014 of $228.0 million, or $1.03 per diluted share, driven by the loss of $298.0 million, or $1.35 per diluted share, from the previously announced transaction to sell 100% of the common stock of Conseco Life Insurance Company ("CLIC").
"We are pleased to report that CNO continues to deliver strong performance with growth in operating earnings per share, sales and collected premiums," CEO Ed Bonach said. "In addition, the pending sale of CLIC and the recently completed long-term care reinsurance transaction enable us to shed the legacy of the past and devote our attention to our core business segments and meeting the needs of the large, growing, underserved middle-income market."

First Quarter 2014 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $101.9 million, up 4% from 1Q13

•	Collected premium from our continuing operating segments (3): $815.7 million up 2% from 1Q13

•
Net income (loss) per diluted share: $(1.03) in 1Q14 (including $(1.35) from the loss on the pending sale of CLIC) compared to 5 cents in 1Q13 (including (24) cents from the loss on extinguishment of debt)

•	Net operating income (1) per diluted share: 27 cents compared to 19 cents in 1Q13

•	Consolidated risk-based capital ratio was 427%, reflecting statutory operating earnings of $92.2 million and net dividends to the holding company of $40 million

•	Unrestricted cash and investments held by our holding company were $306 million at March 31, 2014, after $58.8 million of common stock repurchases, dividends and debt payments

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CNO Financial (2)
April 28, 2014

Quarterly Segment Operating Results

	Three months ended
	March 31,
	2014	2013
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$84.2	$62.1
Washington National	31.1	34.0
Colonial Penn	(6.2)	(5.4)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	—	(2.7)
Overhead expense of CLIC expected to continue after the sale	—	(4.6)
EBIT from business segments continuing after the CLIC sale	109.1	83.4
Corporate Operations, excluding corporate interest expense	(6.0)	3.0
EBIT from operations continuing after the CLIC sale	103.1	86.4
Corporate interest expense	(11.1)	(15.1)
Operating earnings before taxes	92.0	71.3
Tax expense on operating income	32.1	25.7
Net operating income (1)	59.9	45.6

Earnings of CLIC being sold (net of taxes)	6.7	5.5
Loss on operations of CLIC being sold (including impact of taxes)	(298.0)	—
Net realized investment gains (net of related amortization and taxes)	13.6	8.0
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(7.2)	1.3
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(3.0)	(1.8)
Loss on extinguishment of debt (net of taxes)	—	(57.2)
Valuation allowance for deferred tax assets and other tax items	—	10.5
Net income (loss)	$(228.0)	$11.9

Per diluted share:*
Net operating income	$.27	$.19
Earnings of CLIC being sold (net of taxes)	.03	.02
Loss on operations of CLIC being sold (including impact of taxes)	(1.35)	—
Net realized investment gains (net of related amortization and taxes)	.06	.04
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.03)	.01
Equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests (net of taxes)	(.01)	(.01)
Loss on extinguishment of debt (net of taxes)	—	(.24)
Valuation allowance for deferred tax assets and other tax items	—	.04
Net income (loss)	$(1.03)	$.05

* The weighted average diluted shares used to calculate 1Q14 earnings per share amounts exclude 5.8 million of equivalent shares, since such shares are anti-dilutive due to the net loss recognized in the quarter.
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CNO Financial (3)
April 28, 2014

The following table summarizes the financial impact of a significant item on our 1Q14 net operating income (dollars in millions, except per share amounts):

	Three months ended
	March 31, 2014*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$84.2	$—	$84.2
Washington National	31.1	—	31.1
Colonial Penn	(6.2)	—	(6.2)
EBIT from business segments continuing after the CLIC sale	109.1	—	109.1
Corporate Operations, excluding corporate interest expense	(6.0)	3.0	(3.0)
EBIT from operations continuing after the CLIC sale (5)	103.1	3.0	106.1
Corporate interest expense	(11.1)	—	(11.1)
Operating earnings before taxes	92.0	3.0	95.0
Tax expense on operating income	32.1	1.1	33.2
Net operating income	$59.9	$1.9	$61.8

Net operating income per diluted share	$.27	$.01	$.28

The significant item in 1Q14 is an accrual adjustment primarily related to incentive compensation which impacted the Corporate Operations segment.

* See page 9 for the table of Net Operating Income Excluding Significant Item for the three months ended March 31, 2013.

Segment Results
These results reflect changes we made to our segment reporting due to the CLIC operations being sold, as further described in our Form 8-K dated April 22, 2014.
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 1Q14 was $63.1 million, up 4 percent from 1Q13 reflecting higher sales of life and annuity products. Increased sales of Medicare Advantage policies, which are not included in NAP, contributed to higher fee income in the quarter. Collected premiums were up 2% in 1Q14 compared to 1Q13, driven by strong sales. Increased agent productivity offset a 3% decrease in average agent count, reflecting our emphasis on increasing sales generated per agent.
Pre-tax operating earnings in 1Q14 compared to 1Q13 were up $22.1 million, or 36 percent. Earnings in 1Q14 continued to reflect favorable reserve developments in the Medicare supplement block, favorable mortality and increased earnings from favorable annuity margins.
Pre-tax operating earnings in 1Q14 included approximately $2 million of overhead expenses that were allocated to the Other CNO Business segment in previous quarters and are expected to continue after the completion of the sale of CLIC.

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CNO Financial (4)
April 28, 2014

Pre-tax operating earnings in 1Q13 reflect an out-of-period adjustment related to the long-term care block which reduced earnings by $9.2 million.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 1Q14 was $22.0 million, up 7 percent from 1Q13 primarily driven by strong supplemental health sales in both the worksite and individual markets. Collected premiums from the segment's supplemental health block were up 5 percent in 1Q14 compared to 1Q13, driven by strong sales and persistency.
Pre-tax operating earnings in 1Q14 compared to 1Q13 were down $2.9 million, or 9 percent primarily resulting from unfavorable annuity margins and approximately $2 million of overhead expenses that were allocated to the Other CNO Business segment in previous quarters and are expected to continue after the completion of the sale of CLIC.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 1Q14 was $16.8 million, down 1 percent from 1Q13, reflecting timing differences in lead generation efforts. Collected premiums were up 7 percent in 1Q14 compared to 1Q13, driven by growth in the block.
Pre-tax operating earnings (loss) in 1Q14 reflected higher marketing expenses as a result of higher television advertising costs as compared to 1Q13, partially offset by favorable mortality. In-force EBIT was $10.3 million, up 17 percent from 1Q13, reflecting the growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report a pre-tax loss of approximately $5 million in 2014.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax earnings (loss) in 1Q14 compared to 1Q13 reflect higher expenses in 1Q14 and higher investment results in 1Q13, primarily related to the investments underlying our Company-owned life insurance (which supports a deferred compensation program for certain agents).
Pre-tax earnings (loss) in 1Q14 reflected higher expenses of $3 million primarily related to accrual adjustments for incentive compensation.
Pre-tax earnings in 1Q13, included earnings on the investments underlying our Company-owned life insurance of $4.6 million (compared to $1.0 million in 1Q14), reflecting the favorable market conditions in 1Q13.
Non-Operating Items Related to Operations of CLIC Being Sold
We entered into a definitive agreement to sell 100% of the common stock of CLIC to Wilton Reassurance Company ("Wilton Re") in 1Q14. The sale of CLIC is subject to customary closing conditions and certain regulatory approvals, and is expected to close mid-year 2014. The estimated loss on the disposition of $298.0 million was recognized in 1Q14. The estimated loss will be further adjusted through the date of closing to reflect changes in CLIC's statutory capital and surplus.
The transaction meets the criteria for held for sale accounting. As a result, the assets and liabilities of CLIC being sold are included as single line items in the asset and liability sections of our consolidated balance sheet as of March 31, 2014.
The earnings related to the CLIC business being sold to Wilton Re are also reflected as non-operating items. Such earnings, net of taxes, were $6.7 million in 1Q14 and $5.5 million in 1Q13.

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CNO Financial (5)
April 28, 2014

Other Non-Operating Items
Net realized investment gains in 1Q14 were $13.6 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $11.9 million recorded in earnings. Impairment losses in 1Q14 reflect the writedown of a commercial mortgage loan and certain legacy investments in private companies. Net realized investment gains in 1Q13 were $8.0 million (net of related amortization and taxes), with no other-than-temporary impairment losses.
During 1Q14 and 1Q13, we recognized an increase (decrease) in earnings of $(7.2) million and $1.3 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amounts reflect the changes in market interest rates used to determine the derivative's estimated fair value.
The results for 1Q13 included a $57.2 million loss on extinguishment of debt, net of taxes, related to the completion of a tender offer pursuant to which we purchased $59.3 million aggregate principal amount of our 7.0% Convertible Senior Debentures due 2016.
In 1Q13, we reduced the valuation allowance for deferred tax assets by $10.5 million resulting from the utilization of capital loss carryforwards during the period.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was 427% at March 31, 2014, reflecting 1Q14 consolidated statutory operating earnings of $92.2 million and the payment of net dividends to the holding company of $40 million during the quarter.
During the first quarter of 2014, we repurchased $41.0 million of securities under our repurchase program (including $8 million of repurchases settled in 2Q14). We repurchased 2.2 million common shares at an average cost of $18.63 per share. CNO anticipates repurchasing securities at the higher end of the previously announced range of $225 million to $300 million during 2014, absent compelling alternatives.  As of March 31, 2014, we had 219.3 million shares outstanding and had authority to repurchase up to an additional $356.4 million of our common stock.
During 1Q14, we also paid common stock dividends of $13.3 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), was $17.52 at March 31, 2014, compared to $18.62 at December 31, 2013. The decrease primarily reflects the loss recognized on the transaction to sell CLIC, partially offset by our 1Q14 operating earnings.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at March 31, 2014, was 17.6 percent, an increase of 70 basis points from December 31, 2013, reflecting the decrease to capital from the loss recognized on the transaction to sell CLIC and debt repayments of $12.5 million. Unrestricted cash and investments held by our holding company were $306 million at March 31, 2014, compared to $309 million at December 31, 2013.
Conference Call
The Company will host a conference call to discuss results on April 28, 2014 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.
- Tables Follow -

CNO Financial (6)
April 28, 2014
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: March 31, 2014 - $18,465.6; December 31, 2013 - $21,860.6)	$20,143.8	$23,178.3
Equity securities at fair value (cost: March 31, 2014 - $260.5; December 31, 2013 - $237.9)	277.6	249.3
Mortgage loans	1,501.7	1,729.5
Policy loans	102.6	277.0
Trading securities	235.5	247.6
Investments held by variable interest entities	1,134.1	1,046.7
Other invested assets	409.5	423.3
Total investments	23,804.8	27,151.7
Cash and cash equivalents - unrestricted	285.4	699.0
Cash and cash equivalents held by variable interest entities	140.3	104.3
Accrued investment income	259.3	286.9
Present value of future profits	527.7	679.3
Deferred acquisition costs	740.4	968.1
Reinsurance receivables	3,072.8	3,392.1
Income tax assets, net	870.7	1,147.2
Assets held in separate accounts	10.0	10.3
Other assets	401.0	341.7
Assets of CLIC being sold	4,346.3	—
Total assets	$34,458.7	$34,780.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,625.3	$12,776.4
Future policy benefits	10,138.6	11,222.5
Liability for policy and contract claims	482.2	566.0
Unearned and advanced premiums	279.5	300.6
Liabilities related to separate accounts	10.0	10.3
Other liabilities	727.4	590.6
Payable to reinsurer	—	590.3
Investment borrowings	1,499.4	1,900.0
Borrowings related to variable interest entities	1,019.4	1,012.3
Notes payable – direct corporate obligations	844.1	856.4
Liabilities of CLIC being sold	4,122.6	—
Total liabilities	29,748.5	29,825.4
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: March 31, 2014 – 219,266,947; December 31, 2013 – 220,323,823)	2.2	2.2
Additional paid-in capital	4,054.7	4,092.8
Accumulated other comprehensive income	766.2	731.8
Retained earnings (accumulated deficit)	(112.9)	128.4
Total shareholders' equity	4,710.2	4,955.2
Total liabilities and shareholders' equity	$34,458.7	$34,780.6
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CNO Financial (7)
April 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended
	March 31,
	2014	2013
Revenues:
Insurance policy income	$685.9	$691.2
Net investment income:
General account assets	348.1	351.9
Policyholder and reinsurer accounts and other special-purpose portfolios	20.9	77.7
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	35.3	15.3
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(11.9)	—
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—
Net impairment losses recognized	(11.9)	—
Total realized gains (losses)	23.4	15.3
Fee revenue and other income	6.4	6.5
Total revenues	1,084.7	1,142.6
Benefits and expenses:
Insurance policy benefits	690.3	754.1
Loss on sale of subsidiary	278.6	—
Interest expense	24.6	27.3
Amortization	66.7	79.3
Loss on extinguishment of debt	—	57.7
Other operating costs and expenses	194.1	189.6
Total benefits and expenses	1,254.3	1,108.0
Income (loss) before income taxes	(169.6)	34.6
Income tax expense (benefit):
Tax expense on period income	39.0	33.2
Valuation allowance for deferred tax assets and other tax items	19.4	(10.5)
Net income (loss)	$(228.0)	$11.9
Earnings per common share:
Basic:
Weighted average shares outstanding	220,307,000	222,081,000
Net income (loss)	$(1.03)	$.05
Diluted:
Weighted average shares outstanding	220,307,000	243,467,000
Net income (loss)	$(1.03)	$.05
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CNO Financial (8)
April 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended
	March 31,
	2014	2013
EBIT (5) from In-force and New Business
Bankers Life segment:
In-Force Business	$122.4	$96.1
New Business	(38.2)	(34.0)
Total	$84.2	$62.1

Washington National segment:
In-Force Business	$33.9	$37.3
New Business	(2.8)	(3.3)
Total	$31.1	$34.0

Colonial Penn segment:
In-Force Business	$10.3	$8.8
New Business	(16.5)	(14.2)
Total	$(6.2)	$(5.4)

Other CNO Business:
In-Force Business	$—	$(7.3)
New Business	—	—
Total	$—	$(7.3)

Total Business segments:
In-Force Business	$166.6	$134.9
New Business	(57.5)	(51.5)
Total EBIT from business segments continuing after the CLIC sale	$109.1	$83.4

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CNO Financial (9)
April 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	March 31, 2013*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$62.1	$9.2	$71.3
Washington National	34.0	—	34.0
Colonial Penn	(5.4)	—	(5.4)
Other CNO Business:
Losses from the long-term care business reinsured effective December 31, 2013	(2.7)	—	(2.7)
Overhead expense of CLIC expected to continue after the completion of the sale	(4.6)	—	(4.6)
EBIT from business segments continuing after the CLIC sale	83.4	9.2	92.6
Corporate Operations, excluding corporate interest expense	3.0	—	3.0
EBIT from operations continuing after the CLIC sale (5)	86.4	9.2	95.6
Corporate interest expense	(15.1)	—	(15.1)
Operating earnings before taxes	71.3	9.2	80.5
Tax expense on operating income	25.7	3.2	28.9
Net operating income	$45.6	$6.0	$51.6

Net operating income per diluted share	$.19	$.03	$.22

* This table summarizes the financial impact of a significant item (as described in the segment results section of this press release) on our 1Q13 net operating income.

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CNO Financial (10)
April 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM CONTINUING OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	March 31,
	2014	2013
Bankers Life segment:
Medicare supplement	$179.4	$185.2
Long-term care	123.7	135.4
PDP and other health	8.8	12.9
Supplemental health	3.6	1.6
Life	94.0	89.5
Annuity	190.5	165.6
Total	600.0	590.2
Washington National segment:
Supplemental health	125.9	120.3
Medicare supplement and other health	21.7	27.4
Life	6.5	6.3
Annuity	.6	.9
Total	154.7	154.9
Colonial Penn segment:
Life	60.1	56.1
Supplemental health	.9	1.1
Total	61.0	57.2
Total collected premiums from continuing operating segements	$815.7	$802.3

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	March 31,
	2014	2013
Bankers Life segment:
Medicare supplement	$19.0	$19.1
Long-term care	4.6	6.1
Supplemental health	2.2	2.8
Life	26.0	22.5
Annuity	11.3	10.0
Total	63.1	60.5
Washington National segment:
Supplemental health	21.3	19.2
Life	.7	1.4
Total	22.0	20.6
Colonial Penn segment:
Life	16.8	17.0
Total	16.8	17.0
Total new annualized premiums	$101.9	$98.1

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CNO Financial (11)
April 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	March 31,
	2014	2013
Bankers Life segment:
Medicare Supplement:
Earned premium	$195 million	$188 million
Benefit ratio (8)	67.7%	68.5%
Long-Term Care:
Earned premium	$129 million	$135 million
Benefit ratio (8)	131.9%	129.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	81.0%	81.7%
Washington National segment:
Medicare Supplement:
Earned premium	$23 million	$27 million
Benefit ratio (8)	63.9%	65.0%
Supplemental health:
Earned premium	$125 million	$118 million
Benefit ratio (8)	79.2%	79.3%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	53.2%	53.1%

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CNO Financial (12)
April 28, 2014
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the loss on the operations of CLIC being sold; (ii) the earnings of CLIC being sold; (iii) loss on reinsurance transaction; (iv) net realized investment gains or losses, net of related amortization and taxes; (v) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (vi) equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, net of taxes; (vii) loss on extinguishment of debt, net of taxes; and (viii) changes in the valuation allowance for deferred tax assets ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the table on page 2. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources (including CLIC operations held for sale and the reinsured long-term care business included in the former Other CNO Business segment) were $851.9 million in 1Q14, up 1% from 1Q13.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 15.2% and 14.7% at March 31, 2014 and December 31, 2013, respectively.

(5)
Management believes that an analysis of earnings before the loss on the operations of CLIC being sold, the earnings of CLIC being sold, loss on reinsurance transaction, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, equity in earnings of certain non-strategic investments and earnings attributable to non-controlling interests, corporate interest expense, loss on extinguishment of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the table on page 2.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $21.48 and $22.49 at March 31, 2014 and December 31, 2013, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

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CNO Financial (13)
April 28, 2014

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) closing of the sale of Conseco Life Insurance Company; and (xxiv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.
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